Pricing Supplement No. 59  Dated November 19, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $58,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AR9

Trade Date: November 19, 1997

Settlement Date: December 4, 1997

Maturity Date: December 15, 2017

Price to Public (Issue Price): 100%

Net Proceeds to Issuer:  97.75%

Interest Rate (per annum):  7.00%

Interest Payment Date(s):  Semi-annually on the 15th of
December and June of each year, commencing June 15, 1998
(subject to Business Day convention described in the Prospectus Supplement).

Record Date(s):     ( X ) The fifteenth day (whether or not
a Business Day) next preceding each Interest Payment Date.
                    (   )  Other:

Day Count Basis:    ( X)  30/360
                    (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (   )   Certificated Note

Redemption:
 ( ) The Notes may not be redeemed prior to stated maturity.
 ( X ) The Notes may not be redeemed prior to December 15, 2001. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on December 15, 2001 and semi-annually thereafter on each June 15 and December 15 (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption. Upon redemption by the Company, neither party shall have further payment obligations to the other under the terms of this transaction.

Optional Redemption Date(s): December 15, 2001 and semi-annually thereafter on each June 15 and December 15 (subject to Business Day convention described in the Prospectus
Supplement)

Initial Redemption Date:  December 15, 2001 (subject to
Business Day convention described in the Prospectus
Supplement)

Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior
Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative
Obligations of the Company. At September 30, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $9.4 billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company will sell the Notes to J.P. Morgan
Securities Inc. ("JPMSI") at a price of 97.75% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $58,000,000 aggregate principal amount of the Notes to Smith Barney Inc., PaineWebber Incorporated and Prudential Securities
Incorporated at a price of 97.75% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI, Smith Barney
Inc., PaineWebber Incorporated and Prudential Securities
Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.